EXHIBIT 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF THE COMPANY REQUESTS, UPON DELIVERY OF AN OPINION OF COUNSEL TO SUCH EFFECT IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

AMENDED AND RESTATED
COMMON STOCK PURCHASE WARRANT

TELLURIAN INC.
Warrant Shares: 9,000,000                                      Issue Date: March 23, 2020

THIS AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Nineteen77 Capital Solutions A LP or its permitted assigns (the “Holder”) is entitled, upon the terms and subject to the conditions set forth herein, in the amounts hereinafter specified from time to time on or after the Issue Date and on or prior to the fifth anniversary of the Issue Date (the “Termination Date”), to purchase from Tellurian Inc., a Delaware corporation (the “Company”), up to 9,000,000 shares (as adjusted from time to time pursuant to the terms of this Warrant, the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a purchase price of $1.00 per share (such purchase price, as adjusted from time to time pursuant to the terms of this Warrant, the “Exercise Price”). The Company and the Holder each acknowledges and agrees that this Warrant amends and restates in its entirety and replaces that certain Common Stock Purchase Warrant that was issued by the Company to the Holder on May 23, 2019, which is deemed cancelled as of the date hereof.
Section 1.    Definitions. As used in this Warrant, the terms set forth in this Section 1 shall have the respective meanings assigned to them in this Section 1.
“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2 hereof, multiplied by (b) the Exercise Price in effect as of the applicable Exercise Date in accordance with the terms of this Warrant.
“Business Day” means any day except any Saturday, any Sunday or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Commission” means the Securities and Exchange Commission.
“Credit and Guaranty Agreement” means that certain Credit and Guaranty Agreement dated as of the date hereof by and among Driftwood Holdings LLC, as borrower, the guarantor parties thereto, the lenders from time to time party thereto, and Wilmington Trust, N.A. as administrative agent and collateral agent for the lenders.
“Event of Default” has the meaning set forth in the Credit and Guaranty Agreement.
“Exercise Date” means the date on which all of the following conditions have been satisfied: (i) a duly completed and executed Notice of Exercise has been delivered to the Company; and (ii) payment of the Aggregate Exercise Price has been received by the Company, in each case in accordance with Section 2(a) of this Warrant.
“Permitted Fund Transferees” means any fund or funds managed, directly or indirectly, by UBS O’Connor LLC, which funds are managed by the same key persons that exercise managerial control and authority of Nineteen77 Capital Solutions A LP as of the Issue Date.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).
Section 2.    Exercise.
a)Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part in increments of 100,000 Warrant Shares, subject to the following limitations:
i.Immediately upon the Issue Date, the aggregate amount of Warrant Shares in respect of which the purchase rights represented by this Warrant may be exercised shall be 3,000,000 (the “First Tranche”) (as adjusted from time to time pursuant to the terms of this Warrant and subject to Section 2(a)(v)). The period between the Issue Date and prior to the date that is six months after the Issue Date is an “Exercise Period.”
ii.Upon the date that is six months after the Issue Date, the aggregate amount of Warrant Shares in respect of which the purchase rights represented by this Warrant may be exercised shall be increased by 2,000,000 (the “Second Tranche”) (as adjusted from time to time pursuant to the terms of this Warrant and subject to Section 2(a)(v)). The period between the date that is six months after the Issue Date and prior to the date that is 12 months after the Issue Date is an “Exercise Period.”
iii.Upon the date that is 12 months after the Issue Date, the aggregate amount of Warrant Shares in respect of which the purchase rights represented by this Warrant may be exercised shall be increased by 2,000,000 (the “Third Tranche”) (as adjusted from time to time pursuant to the terms of this Warrant and subject to Section 2(a)(v)). The period between the date that is 12 months after the Issue Date and prior to the date that is 15 months after the Issue Date is an “Exercise Period.”
iv.Upon the date that is 15 months after the Issue Date, the aggregate amount of Warrant Shares in respect of which the purchase rights represented by this Warrant may be exercised shall be increased by 2,000,000 (the “Fourth Tranche” and together with the First Tranche, Second Tranche and Third Tranche, each a “Tranche”) (as adjusted from time to time pursuant to the terms of this Warrant and subject to Section 2(a)(v)). The period between the date that is 15 months after the Issue Date and prior to the Termination Date is an “Exercise Period.”
v.Notwithstanding anything to the contrary herein, in the event any portion of the outstanding principal amount of the Loans (as defined in the Credit and Guaranty Agreement) is repaid during an Exercise Period, the number of Warrant Shares represented by each Tranche of each subsequent Exercise Period shall be equal to (A) the number of Warrant Shares represented by such Tranche (as adjusted from time to time pursuant to the terms of this Warrant), multiplied by (B) a fraction (x) the numerator of which is the average daily outstanding principal amount of the Loans from the most recent Monthly Payment Date (as defined in the Credit and Guaranty Agreement) under the Credit and Guaranty Agreement as of such time, and (y) the denominator of which is $70,000,000. Further, in the event that the outstanding balance of the Loans is repaid in full during an Exercise Period, then each Tranche with respect to all subsequent Exercise Periods shall represent zero Warrant Shares.
Subject to the foregoing limitations, exercise of the purchase rights represented by this Warrant may be made, by delivery to the Company of a duly completed and executed facsimile copy or PDF copy submitted by facsimile or e-mail attachment of the Notice of Exercise in the form attached hereto (“Notice of Exercise”) and payment of the Aggregate Exercise Price, by wire transfer of immediately available funds to an account designated by the Company in writing or cashier’s check drawn on a United States bank, unless the utilization of the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything in this Warrant to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available under this Warrant and this Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation at the same time that the final Notice of Exercise is delivered to the Company.
b)Partial Exercise. Any partial exercise of this Warrant resulting in the purchase of a portion of the total number of Warrant Shares then available hereunder shall have the effect of lowering the outstanding number of Warrant

Shares purchasable hereunder by an amount equal to the applicable number of Warrant Shares purchased as a result of such partial exercise. The Company shall maintain records reflecting the number of Warrant Shares purchased pursuant to the exercise of this Warrant and the date(s) of such purchase(s).
c)Cashless Exercise. This Warrant may be exercised, in whole or in part in increments of 100,000 Warrant Shares (and subject to the limitations on exercise set forth in Sections 2(a)(i)-(v)), at any time or times on or after the Issue Date and on or prior to the Termination Date at the election of the Holder (in the Holder’s sole discretion) by means of a “cashless exercise,” pursuant to which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) * (X)) by (A), where:
(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof during such Trading Day or after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

Any cashless exercise of this Warrant shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder by an amount equal to the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and not the number of Warrant Shares actually received by the Holder.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that any Warrant Shares issued in a cashless exercise pursuant to this Section 2(c) shall be deemed to have been acquired by the Holder, and the holding period for such Warrant Shares shall be deemed to have commenced, on the Issue Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P., (b)  if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything in this Warrant to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c) without any action on the part of the Holder.

d)	Mechanics of Exercise.
i.Delivery of Warrant Shares Upon Exercise. The Company shall deliver, or shall cause to be delivered, the Warrant Shares acquired hereunder to the Holder within one (1) Trading Day after the Exercise Date (such date, the “Warrant Share Delivery Date”). Such Warrant Shares shall be in certificated form and bear an appropriate restrictive legend unless otherwise required under the terms of this Warrant. The person in whose name any Warrant Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was validly exercised, irrespective of the actual date of issuance of such Warrant Shares, except that, if the date of such valid exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Warrant Shares at the close of business on the next succeeding date on which the stock transfer books are open.

ii.Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
iii.Rescission Rights. If the Company fails to deliver or cause to be delivered, to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise by providing written notice thereof to the Company.
iv.No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either (x) pay a cash adjustment in respect of such final fraction in an amount equal to such fraction, multiplied by the Exercise Price or (y) round up to the next whole share.
v.Taxes. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax in respect of the issuance of such Warrant Shares, all of which taxes shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder to the extent permitted under this Warrant; provided, however, that in the event that Warrant Shares are to be so issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the assignment form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. For income tax purposes, the Holder agrees that the Company may withhold from any amounts payable to the Holder or its permitted assignee or permitted transferee any taxes to be withheld from such amounts; provided that the Company shall use reasonable efforts to notify the Holder of the Company’s intention to withhold such taxes and the reason therefor prior to such withholding and the Company shall reasonably cooperate with the Holder to reduce or eliminate the amounts required to be withheld.
vi.Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
Section 3.    Certain Adjustments.
a)Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant (and the limitations set forth in Sections 2(a)(i)-(v)) shall be proportionately adjusted such that the Aggregate Exercise Price in respect of the Warrant Shares that remain subject to this Warrant at such time shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.
b)Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (as if the exercise of this Warrant occurred immediately prior to the occurrence of such Fundamental Transaction), the number of shares of common stock of the successor or acquiring corporation (if such successor or acquiring corporation assumed the obligations under this Warrant by operation of law, provided that, in the absence of such assumption, immediately prior to the Fundamental Transaction, this Warrant shall be automatically exercised via cashless exercise without any action on the part of the Holder) or shares of Common Stock of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.
c)Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding. Notwithstanding anything to the contrary in this Section 3, if at any time the Exercise Price upon any adjustment thereto would be less than par value per share of Common Stock, then the Exercise Price shall equal such par value.
d)Notice to Holder.
i.Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall within five (5) Trading Days deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.
ii.Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock (excluding any ordinary course repurchases under equity compensation plans), or (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, in each case, if any such action is not publicly disclosed prior to the applicable record or effective date hereinafter specified, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least five Business Days prior to the applicable record or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.
Section 4.    Transfer of Warrant.
a)Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable to any Person, in whole or in part (but if in part, then only in increments representing 100,000 Warrant Shares issuance pursuant hereto), upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the

Company shall execute and deliver a new Warrant or Warrants in the name of the Permitted Fund Transferee or Permitted Fund Transferees, as applicable, and in the denomination or denominations specified in such instrument of assignment (provided that no new Warrant shall be exercisable for less than 100,000 Warrant Shares), and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. This Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
b)New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney; provided that no new Warrant shall be exercisable for less than 100,000 Warrant Shares. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for this Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original issue date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.
c)Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.
d)Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that:
i.it is an “accredited investor” as defined in Regulation D of the Securities Act;
ii.it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for investment for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.
iii.it understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws and may not be offered, sold, pledged or otherwise transferred expect (A) pursuant to an exemption from registration under the Securities Act and, if the Company requests, upon delivery of an opinion of counsel to such effect, in form and substance reasonably satisfactory to the Company or (B) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable state securities laws and the securities laws of other jurisdictions; and
iv.it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares.
e)Removal of Legends.
i.Until such time as the Warrant Shares have been sold pursuant to an effective registration statement under the Securities Act, or the Warrant Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, any certificate(s) representing the Warrant Shares sold pursuant to this Agreement will be imprinted (and any Warrant Shares issued in book entry form will have a notation in the Company’s stock transfer records) with a legend in substantially the following form:
THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT and, if the Company requests, upon delivery of an opinion of counsel to such effect, in form and substance reasonably satisfactory to the Company OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

ii.Certificates evidencing the Warrant Shares shall not contain any legend (including the legend set forth in Section 4(e)(i) hereof): (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) if such Warrant Shares are eligible for sale under Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). If all or any portion of this Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Warrant Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that following such time as such legend is no longer required under this Section 4(e)(iii) and upon the request of the Holder, the Company will, no later than five (5) Trading Days following the delivery by a Holder to the Company of a certificate representing Warrant Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate representing such shares that is free from all restrictive and other legends.
f)Registration Rights. If at any time the Company shall determine to (x) prepare and file with the SEC a registration statement for the sale of Common Stock or other equity securities of the Company, or (y) sell shares of Common Stock or other equity securities of the Company in an underwritten offering pursuant to a registration statement filed with the SEC on Form S-3 (or any successor form or other appropriate form promulgated under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 promulgated under the Securities Act, in each case, either for its own account or for the account of other holders of equity securities in the Company, the Company shall (i) promptly, but no less than ten (10) Business Days prior to the anticipated filing date of the registration statement (in the case of clause (x) above) or such sale (in the case of clause (y) above), give to each holder of Warrant Shares written notice thereof and (ii) subject to customary limitations (including, without limitation, underwriter cutbacks) and receipt of customary information, representations and undertakings from the Holder, include in such registration statement or sale, as applicable, all Warrant Shares specified in a written request or requests, made by the holders of the Warrant Shares within five (5) Business Days after receipt of the notice from the Company described in clause (i) above. For the avoidance of doubt, this Section 4(f) shall survive the exercise in full of this Warrant or, if this exercise shall have been exercised in part or in full prior to such termination, the termination of this Warrant.
Section 5.    Miscellaneous.
a)No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i).
b)Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of an affidavit of loss and indemnity or security reasonably satisfactory to it (which, in the case of this Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
c)Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Warrant is not a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.
d)Authorized Shares.
i.During the period this Warrant is outstanding from and after the Issue Date, the Company covenants that it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided in this Warrant without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue or the Holder’s income taxes).
ii.Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.
iii.Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall use commercially reasonable efforts to obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
e)Jurisdiction. This Warrant shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction without regard to conflicts of laws principles thereof that would result in the application of the law of any other jurisdiction.
f)Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.
g)Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder (other than the Holder’s rights set forth in Section 4(f)) terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any out-of-pocket costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.
h)Notices. All notices and other communications provided for hereunder shall be (i) in writing (including facsimile and email) and (ii) sent by facsimile, email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

i.	The Company:

Tellurian Inc. 1201 Louisiana St Suite 3100 Houston, TX 77002 Attention: Legal Email: legal.notices@tellurianinc.com

ii.	The Holder:

Nineteen77 Capital Solutions A LP c/o UBS O’Connor LLC 787 7th Avenue, 13th Floor New York, NY 10019 Attention: Rodrigo Trelles Email: OL-OCS@ubs.com
with copies (which shall not constitute notice) to:	Nineteen77 Capital Solutions A LP c/o UBS O’Connor LLC UBS Tower 1 N. Wacker Drive Chicago, IL 60606 Attention: Andrew Hollenbeck Email: andrew.hollenbeck@ubs.com with copies (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Matthew Henegar
Telephone No.: 212-906-1814
Email: matthew.henegar@lw.com

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: David E. Owen
Telephone No.: 212-906-4503
Email: david.owen@lw.com

All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address above, or at such other address as is designated by such Person in a written notice to the other parties hereto.
i)Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
j)Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.
k)Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.
l)Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
m)Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
n)Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
o)Tax Treatment. This Warrant has been issued as part of an “investment unit” (within the meaning of Treasury Regulations Section 1.1273-2(h)), consisting of this Warrant and loans advanced by the Holder pursuant to the Credit and Guaranty Agreement. The Company and the Holder agree that solely for purposes of Treasury Regulations Section 1.1273-2(h), the initial issue price of such loans and the fair market value and purchase price of this Warrant shall be amounts reasonably agreed by the Holder and the Company within thirty (30) days after the Issue Date. The Company and the Holder shall file all income tax returns consistent with the foregoing tax treatment, including the issue price and purchase price specified in the preceding sentence.
p)Limitation on Exercise. In no event shall the Holder have the right to exercise this Warrant to the extent that such exercise would result in the Holder and its affiliates, including groups that include the Holder and its affiliates, together beneficially owning more than 9.99% of the issued and outstanding shares of Common Stock. To the extent any exercise of this Warrant would result in the Holder owning more than 9.99% of the issued and outstanding shares of Common Stock, then the Holder shall notify the Company that such exercise shall be deemed not to have occurred and the Company shall not issue any outstanding Warrant Shares to the Holder in respect thereof.
********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

TELLURIAN INC.

By:
Name:
Title:

NOTICE OF EXERCISE

To:    TELLURIAN INC.

(1)The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full.
(2)Exercise Price: $
(3)Payment shall take the form of (check applicable box):
[ ] in lawful money of the United States; or
[ ] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).
(4)Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:
_______________________________

(5) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and reaffirms as of the date hereof, the representations and warranties set forth in Section 4(d) of the Warrant.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________
Signature of Authorized Signatory of Investing Entity: _________________________________________________
Name of Authorized Signatory: ___________________________________________________________________
Title of Authorized Signatory: ____________________________________________________________________
Date: ________________________________________________________________________________________
Address: _______________________________________________________________________________

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
Phone Number:
Email Address:
Dated:	_______________ __, ______
Holder’s Signature:
Holder’s Address: